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                                                                    Exhibit 3.90
                            ARTICLES OF AMENDMENT OF

                                FEYS PROPERTY LLC


THIS IS TO CERTIFY THAT:

         Feys Property LLC (the "Company") desires to amend and restate its Articles of Organization as currently in effect. Therefore, the Articles of Organization of the Company are hereby amended and restated by striking out in entirety the existing Articles and substituting in lieu thereof the following:

         FIRST: The name of the limited liability company is "Feys Property
LLC."

         SECOND: The Company's purposes are (1) to hold for investment and, when deemed appropriate by the Company's general managers, to sell the real property and improvements thereon known as the Feys Property and (2) to carry on any and all business, transactions and activities incidental or related thereto, which may be deemed desirable by the Company, to the fullest extent empowered and permitted by law.

         THIRD: The address of the principal office of the Company in this State is 3312 Paper Mill Road, P.O. Box 400, Phoenix, Maryland 21131.

         FOURTH: The name and address of the resident agent of the Company are Resagent, Inc., 7 St. Paul Street, Suite 1400, Baltimore, Maryland 21202. The resident agent is a Maryland corporation.

         FIFTH: Pursuant to ss.4A-402(b)(1)(ii) of the Maryland Limited Liability Company Act (the "Act"), the affairs of the Company and the conduct of its business shall be governed by the provisions of an operating agreement, which shall be initially agreed to by all members, and any amendments thereto, all of which shall be in writing.

         SIXTH: Pursuant to ss.4A-401(a)(3) of the Act, no member of the Company shall be an agent of the Company solely by virtue of being a member, and no member shall have authority to act for the Company solely by virtue of being a member. The authority of any member of the Company to act for or on behalf of the Company shall be set forth in the operating agreement.


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         The foregoing amendment was approved by the vote and in the manner required by the Operating Agreement of the Company.



         IN WITNESS WHEREOF, I have signed these Articles of Amendment on behalf of the Company this 4th day of January, 1999.



                                        GAYLORD BROOKS INVESTMENT CO., INC.


                                        By: Richard A. Moore
                                            -------------------------------
                                            Richard A. Moore, President


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